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                                                                    Exhibit 10.5


         THIS EMPLOYMENT AGREEMENT is made as of the 28th day of January 1997 by and between Mikhail Leibov, residing at 11 Golar Drive, Monsey, New York 10952 (the "Executive"), and Telcom Group USA, Inc., a Delaware corporation having an office for the transaction of business at 780 Third Avenue, New York, New York 10017 (the "Company").

                               W I T N E S S E T H

         WHEREAS, the Company desires to employ the Executive, pursuant to the terms, and subject to the conditions hereinbelow set forth, to serve as Chief Executive Officer of (a) its Russian long-distance telecommunications subsidiary, ZAO Corbina Telecommunications ("Corbina"); and (b) its Russian wireless local loop telecommunications subsidiary in-formation, ZAO CompTel Ltd. ("CompTel"); and

         WHEREAS, the Executive desires to accept such employment in accordance with such terms, and subject to such conditions,

         NOW, THEREFORE, in consideration of the foregoing, and the mutual terms, covenants and conditions hereinbelow set forth, it is agreed, as follows:

                                    ARTICLE 1
                                   EMPLOYMENT

         Section 1.1 Employment of the Executive. Commencing on February 1, 1997 (the "Commencement Date") and continuing during the five year period ending on January 31, 2002 (the "Term"), the Executive shall serve as Chief Executive Officer of Corbina and as Chief Executive Officer of CompTel, reporting to the Chief Executive of the Company. During the Term, the Executive shall devote as much of his time and effort to the business of Corbina and CompTel as shall be necessary to properly oversee the management of each of such companies' operations.

                                    ARTICLE 2
                             COMPENSATION; BENEFITS

         Section 2.1 Minimum Base Salary. In consideration of his services hereunder, the Executive shall receive a minimum base salary determined, as follows:

                  (a) During the period of the Term commencing on the Commencement Date and continuing until the end of the calendar month in which the closing of the Company's initial public offering of securities in the United States
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of America occurs (the "Salary Transition Month"), the Company shall pay to the
Executive an annual minimum base salary equal to the difference between $125,000 and the aggregate amount of the annual base salary which the Executive shall receive from Corbina during such period.

                  (b) Commencing on the first day of the month immediately succeeding the Salary Transition Month, and continuing during each 12 month period or part thereof remaining during the Term, the Company shall pay to the Executive an annualized minimum base salary equal to the difference between $175,000 and the aggregate amount of the base salaries which the Executive shall receive from Corbina, CompTel and the majority owned subsidiary of CompTel which will be licensed by the Russian Ministry of Communications to operate a wireless local loop telecommunications system in Moscow during the same 12 month periods or part thereof.

                  (c) The payment of such salary to Leibov hereunder shall be made in twice monthly installments and shall be subject to all applicable withholding obligations imposed upon the Company by US federal, state and local taxing authorities.

         Section 2.2 Salary Increases; Bonuses. The Board of Directors, or the Compensation Committee of the Board, may in its discretion approve periodic increases to the Executive's base salary, and one or more bonuses to the Executive based on performance or such other circumstances as the Board or said Committee deems appropriate.

         Section 2.3 Incentive Compensation. In order to stimulate the efforts of the Executive, strengthen his desire to remain with the Company and provide him with a more direct interest in its welfare, the Company shall provide to the Executive the following compensation benefits:

                  (a) The Company shall grant to the Executive, pursuant to its Omnibus Stock Incentive Plan (the "Plan"), 25,000 shares of the Company's common stock, the vesting of which shall be subject to such conditions as the compensation Committee of the Company's Board of Directors shall reasonably determine.

                  (b) In the event that the Corbina's operating income for any of its fiscal years ending during the Term (the "Income"), determined pursuant to the same US generally acceptable accounting principles which would be applicable if the Company's financial statements were to be prepared in the same manner as the Company's annual audited financial statements, shall be greater than US$3,400,000, then, the Company shall transfer to the Executive, subject to the restrictions on transfer and right of first refusal hereinbelow described, 14 ordinary registered shares


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of the charter capital of Corbina registered in the Company's name (the "Corbina
Incentive Shares").

                  (c) If, during any of Corbina's fiscal years ending during the Term which shall be subsequent to the fiscal year in which the Executive shall have earned the Corbina Incentive Shares, Corbina's Income shall be greater than US$3,400,000, the Executive shall receive from the Company, pursuant to the Plan, shares of the Company's common stock, having a value equal to the difference between the Income and US$3,400,000. Such common Stock shall be valued at the mean of the bid and asked prices therefor, as quoted during the ten trading dates immediately preceding the issuance thereof on the principal market on which such shares shall then be (or if no trading in the Company's common stock shall have taken place on such date, then on the next preceding date on which such trading shall have occurred). If the Company's common stock shall not then be registered under the Securities and Exchange Act of 1934 and publicly traded on the Nasdaq Stock Market or any other exchange, the value of such shares of common stock shall be determined by mutual agreement between the Company's Board of Directors and the Executive.

                  (d) Anything herein contained to the contrary notwithstanding, the number of shares of the Company's common stock to be issued to the Executive pursuant to the provisions of Section 2.3 (c) hereof shall not exceed 250,000, in the aggregate.

                  (e) The Executive shall not be entitled to transfer any ownership interest in any of the Corbina Incentive Shares to any person, firm or entity affiliated or associated with him (a "Related Transferee") unless, prior to such transfer, the Related Transferee agrees to be bound in writing by the provisions of the right of first refusal described in the immediately succeeding sentence. In the event that the Executive intends to sell any of the Corbina Incentive Shares to any person, firm or entity who is not a Related Transferee, and who has made a bona fide offer to purchase such shares for value, the Company shall thereupon have a right of first refusal to purchase the Corbina Incentive Shares subject to such offer pursuant to the same terms and conditions pertaining thereto.

         Section 2.4 Employee Benefits. The Company will provide the Executive and his spouse and children during the Term of this Agreement with health insurance coverage commensurate with the coverage provided to the Company's Chief Executive Officer.

         Section 2.5 Vacation. The Executive shall be entitled to three weeks of paid vacation during each year of the term of this Agreement.

         Section 2.6 Life Insurance. The Company shall also acquire, continue,


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renew and/or replace, as necessary, and shall pay all premiums due and owing with respect to, one or more policies insuring the life of the Executive in the aggregate amount of $500,000. The proceeds of such insurance shall be payable to the Executive's chosen beneficiary.

         Section 2.7 Expense Reimbursement. The Company shall pay or reimburse the Executive for all reasonable expenses actually incurred by her in performing the services to be rendered by her hereunder. Such payment/reimbursement shall be made within a reasonably prompt time in accordance with, and upon the Executive's compliance with, the Company's then pertaining expense reimbursement policies and procedures.

                                    ARTICLE 3
                             COMPETITIVE ACTIVITIES

         Section 3.1 During the term of his employment hereunder, the Executive shall not:

                  (a) Perform any services, directly or indirectly, for any person or entity competing, directly or indirectly, with the Company, Corbina or CompTel;

                  (b) Own, directly or indirectly, an interest (other than a common stock ownership interest of not more than 5% of a corporation listed on a US or Russian national securities exchange or traded through NASDAQ) in any entity competing, directly or indirectly, with the Company, Corbina or CompTel; and

                  (c) Compete, directly or indirectly, with any products or services marketed or offered by the Company, Corbina or CompTel.

         Section 3.2 During the one year period after any suspension or termination of the Executive's employment with the Company, the Executive shall not contact, directly or indirectly, any of the customers of Corbina or CompTel with whom he had contact during the last year of his employment hereunder for the purpose of soliciting business.

                                    ARTICLE 4
                            TERMINATION OF AGREEMENT

         Section 4.1 Events of Termination. The employment of the Executive shall terminate prior to the end of the Term of this Agreement under any of the following circumstances.

                  (a) The death of the Executive.


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                  (b) In the event that the Executive shall substantially fail to perform his duties hereunder due to illness or other incapacity, and if such illness or other incapacity shall continue for a period of six months, the Company shall have the right, by notice sent to the Executive at his residence of record with the Company, to terminate the Executive's employment hereunder as of a date (not less than four months after the date of the sending of such notice) to be specified in such notice.

                  (c) In the event of gross malfeasance, gross misconduct or a felony conviction of the Executive, or for other similar good cause materially detrimental to the Company, as determined by a court of competent jurisdiction, the Company shall have the right, by notice thereof sent to the Executive at his residence of record with the Company, to terminate the Executive's employment hereunder "for cause" as of a date specified in such notice.

                  (d) In the event that the Executive resigns as the Chief Executive Officer of Corbina or CompTel.

                  (e) In the event that (i) a majority of the Company's outstanding Common Stock is acquired by a third party; (ii) substantially all of the Company's assets are acquired by a third party; or (iii) the Company is merged with another entity and the Company is not the survivor of such merger, and in any of such events, such third party or entity or the Executive elects to terminate his employment hereunder.

                  (f) In the events that (i) the Company withdraws the Registration Statement on Form SB-2 pertaining to its initial public offering of securities (the "IPO") prior to the declaration of effectiveness by the Securities and Exchange Commission (the "Commission") of such Registration Statement, or (ii) the Company otherwise ceases to proceed with registration under the Securities Act of 1933 of the securities it intends to offer to the public in its IPO, or (iii) J.W. Barclay & Co., Inc. fails, for any reason, to seek an order of effectiveness of said Registration Statement from the Commission on or before December 31, 1997.

         Section 4.2 The Executive's Entitlements Upon Termination - General.

                  (a) Except to the extent specifically provided for herein, the Executive shall not be entitled to receive any severance pay or other form of compensation upon termination of his employment hereunder.

                  (b) In the event that the Executive's employment hereunder shall terminate pursuant to any of the provisions of Section 4.1 hereof, the Executive (or his estate in the event of his death) shall be entitled to receive all

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unpaid Compensation(1) and bonuses which shall have accrued through the date of termination.

         Section 4.3 The Executive's Entitlements Upon Termination - Death. In the event of termination of this Agreement due to the Executive's death, the sole obligation which the Company shall owe to the Executive's estate (or any other beneficiary of the Executive's choosing) shall be to pay or cause to be paid the insurance benefits described in Section 2.6 hereof.

         Section 4.4 The Executive's Entitlements Upon Termination - Illness or Incapacity. In the event of termination of this Agreement due to illness or other incapacity, the Executive shall also receive severance pay equal to one year's salary payable in the amount equivalent to his annual salary at the time when the Company shall have sent to the Executive the notice specified in
Section 4.1(b) hereof. Unless otherwise agreed by the Company, such severance shall be paid in the same manner as the Executive's salary would have been paid to his during the course of the applicable period of time.

         Section 4.5 The Executive's Entitlements Upon Termination - Change of Control. In the event that the Executive's employment shall terminate pursuant to any of the provisions of Section 4.1(e) hereof, the Executive shall be entitled to receive, in lieu of any benefit or provision made pursuant to any other section or subsection of this Agreement: (a) all salary which otherwise would be due to him during the remainder of the Term of this Agreement pursuant to Section 2.1 hereof, payable in the manner provided in such section; (b) all benefits which otherwise would be due to him during the remainder of the Term of this Agreement pursuant to Sections 2.3 and 2.5 hereof, to be provided in the manners provided in such sections; and (c) the sum of $125,000 which shall be payable in a lump sum (less required tax withholdings) not later than 30 days after the date of such termination. The provisions of this Section 4.5 shall survive the termination of this Agreement, and shall be binding upon any third party or entity which acquires a majority of the Company's outstanding Common Stock or substantially all of its assets, or which is the surviving constituent of a merger with the Company.

-----------

(1) i.e., the aggregate amount reportable by the Company on the Executive's IRS W-2 form with respect to the salary and benefits which he would have received through the date on which termination or death occurs, including all sums payable to the Executive for accrued but unused vacation time, less all payments made during such year to him or for his benefit pursuant to Section 2.1 hereof.


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                                    ARTICLE 5
                                 INDEMNIFICATION

         Section 5.1 The Executive's Entitlements. Subject to any limitations imposed by applicable law, the Certificate of Incorporation and/or Bylaws of the Company, and until such time as the Company shall enter into a separate indemnification agreement with the Executive, the Company will indemnify and defend the Executive hereunder to the fullest extent permitted by applicable law with respect to all claims for compensatory damages (but not punitive damages or the expenses incurred by the Executive in defending against such claims) alleged against the Executive in any action, suit or proceeding commenced against him by reason of his status as a present or former officer, director or employee of the Company, or any majority-owned subsidiary or affiliate of the Company, including actions brought by or in the right of the Company to procure a judgment in its favor. The provisions of this Article shall survive the termination of this Agreement.

                                    ARTICLE 6
                               LITIGATION EXPENSES

         Section 6.1 Payment by the Company. In the event the Executive becomes a party to any litigation regarding any matter pertaining to this Agreement, or any act of commission or omission alleged to have been made by the Executive while employed by the Company, including actions brought by or in the right of the Company to procure a judgment in its favor (each of which shall hereinafter be referred to as a "Covered Proceeding"), the Executive shall have the right to have his expenses, including, but not limited to all of his legal fees in prosecuting or defending such proceeding, paid by the Company as such expenses are incurred during the course of such Covered Proceeding. This right shall be in addition to any other rights of indemnification the Executive may have under the Certificate of Incorporation or Bylaws of the Company, or pursuant to any Indemnity Agreement or to applicable law. The provisions of this Article shall survive the termination of this Agreement.

                                    ARTICLE 7
                                  MISCELLANEOUS

         Section 7.1 Assignability. This Agreement shall not be assignable by the Executive. This Agreement shall not be assignable by the Company without the prior written consent of the Executive except to a corporation which is the surviving entity in any merger involving the Company, or to a corporation which acquires all or substantially all of the stock or assets of the Company.

         Section 7.2 Notices. All notices, advices, demands and other communications under this Agreement shall be in writing and shall be deemed to


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have been duly given to made on the next business day if delivered by facsimile transmission, overnight courier or Express Mail, or on the tenth business day after being mailed by first class, certified mail, postage prepaid, and properly addressed to a party at his or its respective address first above written, or to such other address as either party may designate by notice given in accordance with this Article.

         Section 7.3 Benefit. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successor and assigns.

         Section 7.4 Entire Agreement; Modification Waiver. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained herein and supersedes all prior and contemporaneous agreements, representations and understandings of the parties. No termination, modification or amendment of this Agreement shall be binding, unless executed in writing by the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

         Section 7.5 Sections Headings. The section headings of this Agreement are included for convenience only and shall not affect in any way the construction of interpretation of any of the provisions hereof.

         Section 7.6 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to its conflict of laws principles.


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         Section 7.7 Severability. In the event that any one or more of the provisions contained in this Agreement shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in any other respect and the remaining provisions of this Agreement shall not be in any way impaired.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                   TELCOM GROUP USA, INC.



                                   By: _____________________________
                                       Ronald G. Nathan, President



                                       _____________________________
                                       Mikhail Leibov



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